FOR IMMEDIATE RELEASE
CONTACT: Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY REPORTS THIRD QUARTER REVENUES RISE 47%

- Raises 2004 Revenue Guidance -

- Expects $17.5 Million Net Income in Q4 2004 -

CHICAGO, Illinois, November 8, 2004 -- Midway Games Inc. (NYSE:MWY) today announced results of operations for the three- and nine-month periods ended September 30, 2004. The Company also raised its revenue guidance and reiterated its earnings guidance for the year ending December 31, 2004.

THIRD QUARTER RESULTS
Revenues for the 2004 third quarter were $17.0 million, up 47% from $11.6 million in the 2003 third quarter. The 2004 third quarter net loss was $13.9 million, compared with a 2003 third quarter net loss of $23.3 million. The 2004 third quarter loss applicable to common stock was $16.1 million or $0.20 per share, compared with a 2003 third quarter loss applicable to common stock of $24.1 million or $0.52 per share. The 2004 third quarter loss applicable to common stock includes $1.8 million of accelerated imputed preferred stock dividends as a result of the conversion of 3,504 shares of preferred stock to common stock during the quarter and $1.4 million of charges related to the writedown of capitalized product development costs. The 2004 third quarter results also include a $1.8 million reduction in administrative expenses resulting from the favorable settlement of a litigation matter and the associated reduced reserves for this matter. The 2003 third quarter results include $4.2 million of charges related to the writedown of capitalized product development costs.

Other key operating and financial highlights include the following:
•	Midway released one new videogame in North America: Shadow Hearts: Covenant for PlayStation 2.

•	On October 11, 2004 Midway announced it had acquired Austin, Texas-based Inevitable Entertainment Inc., the development studio working on Midway’s upcoming new videogame, Area 51. The acquisition accelerates Midway’s previously announced plans to open an Austin studio and increases the Company’s internal development resources.

-more-

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Midway Games, 11/8/04

•	$35.04 million (face value) of Series D Convertible Preferred Stock was converted into 9,430,715 shares of common stock. As of November 5, 2004, Midway had 85,715,066 shares of common stock and $4.46 million (face value) of Series D Convertible Preferred Stock outstanding.

•	Midway was the #1-ranked software publisher for games released in the first three quarters of 2004 based on average review scores on Gamerankings.com for publishers with more than five reviewed products (as of November 7, 2004).

“During the third quarter Midway extended its 2004 track record of releasing high-quality games with the launch of Shadow Hearts: Covenant, a game that has garnered average review scores in the upper 80’s, according to Gamerankings.com. Sales of Shadow Hearts in the third quarter as well as recurring sales of titles from our growing catalog of successful products such as NBA Ballers and The Suffering allowed us to outperform our previously stated financial guidance for the quarter,” commented president and chief executive officer David F. Zucker.

NINE-MONTH RESULTS
Revenues for the nine months ended September 30, 2004 were $84.4 million, up from $62.4 million in the nine months ended September 30, 2003. The net loss was $37.6 million, compared with a net loss of $87.5 million in the prior year. The loss applicable to common stock was $42.3 million or $0.62 per share, compared with a loss applicable to common stock of $89.4 million or $1.92 per share in the prior year. The results for the nine months ended September 30, 2004 include:

•	$4.2 million of charges relating to the writedown of capitalized product development costs;

•	$1.6 million of charges associated with the departures of senior executives;

•	$2.3 million of accelerated imputed preferred stock dividends as a result of the conversion of 4,304 shares of preferred stock to common stock; and

•	$1.8 million reduction in administrative expenses resulting from the favorable settlement of a litigation matter and the associated reduced reserves for this matter.

The results for the nine months ended September 30, 2003 included:

•	$27.4 million of charges relating to the writedown of capitalized product development costs;

•	$9.5 million of charges associated with the departure of a senior executive;

•	$2.0 million of administrative expenses due to reserves established for the litigation matter.

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Midway Games, 11/8/04

OUTLOOK
For the year ending December 31, 2004, Midway is raising its outlook for revenues from approximately $157 million to approximately $162 million, representing a 75% increase over 2003 revenues. The Company’s full-year 2004 revenue outlook includes estimated revenues of approximately $78 million in the 2004 fourth quarter. The Company has released two titles in North America during the fourth quarter, Mortal Kombat: Deception for PlayStation 2 and Xbox and Midway Arcade Treasures 2 for PlayStation 2, GameCube and Xbox. The Company also expects to release Mortal Kombat: Deception for PlayStation 2 and Xbox internationally during the fourth quarter. Midway continues to expect a net loss of approximately $20 million for the year, an approximately $95 million improvement versus 2003. The Company’s guidance for full-year 2004 results includes estimated net income of approximately $17.5 million in the fourth quarter, the first profitable quarter for the Company since the quarter ended December 31, 1999.

“Midway’s expected net profit in the fourth quarter of 2004 marks another important milestone for the Company. We have effectively stabilized our base of operations to a point where we believe we can consistently produce high-quality games and market them successfully. The next two major steps that Midway faces in its turnaround process are navigating the challenging console transition in 2005-2006 and expanding the revenue base to achieve the size and scale necessary to generate consistent and significant profits coming out of that transition,” concluded Mr. Zucker.

CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:45 p.m. EST today, Monday, November 8, 2004. The conference call number is (706) 679-7522; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call can be accessed until November 9 at 4:45 p.m. EST, by dialing (800) 633-8284 or (402) 977-9140 (international callers). The access code for the replay is 21211560. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.
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Our reference above to Gamerankings.com is not an endorsement of that site. The information on that site has been prepared by third parties, and Midway does not monitor, endorse or have any responsibility for its content.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

- tables follow -

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Midway Games, 11/8/04
MIDWAY GAMES INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004		2003
Revenues	$16,951	$11,618	$84,368		$62,425

Cost of sales:
Product costs and distribution	9,268	7,924	35,838		32,895
Royalties and product development (1)	7,098	9,977	26,718		46,453
Total cost of sales	16,366	17,901	62,556		79,348
Gross profit (loss)	585	(6,283)	21,812		(16,923)

Research and development expense	6,071	4,513	19,658	(2)	15,603
Selling and marketing expense	6,321	8,455	28,017		22,498
Administrative expense (3)	2,115	4,014	11,003	(4)	23,955	(5)
Restructuring and other charges (6)	27	180	(127)		9,058
Operating loss	(13,949)	(23,445)	(36,739)		(88,037)
Interest income	407	204	762		632
Interest expense	(338)	(25)	(910)		(45)
Other income and (expense), net	299	265	297		922
Loss before income tax	(13,581)	(23,001)	(36,590)		(86,528)
Provision for income taxes	329	326	985		936
Net Loss	(13,910)	(23,327)	(37,575)		(87,464)
Preferred stock dividends:
Distributed	441	508	1,820		954
Imputed (7)	1,771	265	2,914		951
Loss applicable to common stock	$(16,122)	$(24,100)	$(42,309)		$(89,369)

Basic and diluted loss per common stock	$(0.20)	$(0.52)	$(0.62)		$(1.92)
Average number of shares outstanding	81,276	46,469	68,142		46,469

(1)	Royalties and product development costs include charges relating to the writedown of capitalized product development costs of $1.4 million and $4.2 million during the three-months ended September 30, 2004 and 2003, respectively; and $4.2 million and $27.4 million during the nine-months ended September 30, 2004 and 2003, respectively.

(2)	During June 2004, Kenneth J. Fedesna ceased to serve as our executive vice president - product development. As a result of this event, research and development expenses for the nine-months ended September 30, 2004 include $1.3 million of charges incurred under the terms of our severance agreement with Mr. Fedesna.

(3)	We were the defendant in an intellectual property infringement case involving characters appearing in one of our videogames. In October 2004, we entered into an agreement with the plaintiff to settle all related claims. During the nine-months ended September 30, 2003, we recorded an estimate for a loss contingency related to this matter. As a result of this settlement, we reduced administrative expense for the three and nine-months ended September 30, 2004 by $1.75 million.

(4)	During June 2004, Neil D. Nicastro ceased to serve as our Chairman of the Board. As a result of this event, administrative expense for the nine-months ended September 30, 2004 includes an additional $0.3 million of charges.

(5)	During May 2003, Mr. Nicastro ceased to serve as our chief executive officer, president and chief operating officer. As a result of this event, administrative expense for the nine-months ended September 30, 2003 included an additional $9.5 million of charges incurred under the terms of our severance agreement with Mr. Nicastro.

(6)	We incurred restructuring and other charges related to the consolidation of California product development and marketing operations implemented during late 2002 and the first half of 2003.

(7)	Imputed preferred stock dividends include $1.8 million and $2.3 million of accelerated imputed dividends for the three and nine-months ended September 30, 2004 which were recorded upon the conversion of 3,504 and 4,304 shares of Series D redeemable convertible preferred stock to common stock shares during the respective periods. Imputed preferred stock dividends also include $0.3 million of accelerated imputed dividends for the nine-months ended September 30, 2003 which were recorded upon the redemption of 1,312.5 shares of Series B redeemable preferred stock in May 2003.

- balance sheets follow -

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Midway Games, 11/8/04
MIDWAY GAMES INC.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$115,001	$41,682
Receivables, net	8,911	15,814
Inventories	12,689	3,566
Capitalized product development costs	23,115	11,292
Prepaid expenses and other current assets	7,424	4,634
Total current assets	167,140	76,988

Capitalized product development costs	2,140	-
Property and equipment, net	12,831	13,272
Goodwill	36,076	33,464
Other assets	10,560	1,725
Total assets	$228,747	$125,449

Liabilities and Stockholders’ Equity Current liabilities:
Accounts payable	$10,975	$5,413
Accrued compensation and related benefits	2,565	3,674
Accrued royalties	8,728	2,961
Accrued selling and marketing	2,351	2,016
Current portion of long-term debt	3,333	-
Due to former parent (WMS Industries Inc.)	6,487	-
Other accrued liabilities	11,252	12,255
Total current liabilities	45,691	26,319

Long-term debt	11,111	-
Due to related parties	-	12,402
Deferred income taxes	6,445	5,460
Other noncurrent liabilities	459	1,219

Redeemable convertible preferred stock, Series
D, redeemable at $4,460 and $35,000 at
September 30, 2004 and December 31, 2003	4,452	32,156

Stockholders’ equity:
Preferred stock	-	-
Common stock	874	588
Additional paid-in capital	388,122	244,963
Accumulated deficit	(208,242)	(170,667)
Accumulated translation adjustment	(973)	(919)
Deferred compensation	(944)	(347)
Treasury stock	(18,248)	(25,725)
Total stockholders’ equity	160,589	47,893
Total liabilities and stockholders’ equity	$228,747	$125,449

- supplemental data follow -

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Midway Games, 11/8/04

MIDWAY GAMES INC.
Supplemental Quarterly Data
North American Videogame Releases
Three-Months Ended September 30, 2004

Title	Platform
Shadow Hearts: Covenant	PlayStation 2

	Revenue by Platform
	(In thousands)
	Three-Months Ended September 30,
Platform	2004	2003
Sony PlayStation 2	$12,086	$5,784
Microsoft Xbox	2,841	2,848
Nintendo GameCube	843	927
Nintendo Game Boy Advance	8	985
Other	1,173	1,074
Total Revenue	$16,951	$11,618

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